FOR IMMEDIATE RELEASE

CNA FINANCIAL ANNOUNCES
Q4 2024 NET INCOME OF $0.07 PER SHARE AND CORE INCOME OF $1.25 PER SHARE
FULL YEAR 2024 NET INCOME OF $3.52 PER SHARE AND RECORD CORE INCOME OF $4.83 PER SHARE
REGULAR QUARTERLY DIVIDEND INCREASED 5% TO $0.46 PER SHARE
SPECIAL DIVIDEND OF $2.00 PER SHARE
Fourth Quarter
•Net income of $21 million, includes $290 million after-tax loss from the previously announced pension settlement transaction, versus $367 million in the prior year quarter; core income of $342 million versus $362 million in the prior year quarter.
•P&C core income of $451 million versus $434 million, reflects higher investment income and higher underlying underwriting income partially offset by higher catastrophe losses.
•Life & Group core loss of $18 million versus core income of $4 million in the prior year quarter.
•Corporate & Other core loss of $91 million versus $76 million in the prior year quarter.
•Net investment income up 5% to $644 million pretax, includes a $17 million increase from fixed income securities and other investments to $550 million and a $16 million increase from limited partnerships and common stock to $94 million.
•P&C combined ratio of 93.1%, compared with 92.1% in the prior year quarter, including 1.8 points of catastrophe loss impact compared with 1.0 point in the prior year quarter. P&C underlying combined ratio was 91.4%, consistent with the prior year quarter. P&C underlying loss ratio was 61.1% and the expense ratio was 30.0%.
•P&C segments, excluding third party captives, generated gross written premium growth of 9% and net written premium growth of 10% in the quarter. P&C renewal premium change of +4%, with written rate of +3% and exposure change of +1%.
Full Year
•Net income of $959 million, includes $293 million after-tax loss from pension settlement transactions, versus $1,205 million in the prior year; record core income of $1,316 million, versus $1,284 million in the prior year.
•P&C core income of $1,549 million versus $1,505 million, reflects higher investment income and record high underlying underwriting income partially offset by higher catastrophe losses.
•Life & Group core loss of $23 million versus core loss of $48 million in the prior year.
•Corporate & Other core loss of $210 million versus core loss of $173 million in the prior year.
•Net investment income up 10% to $2,497 million pretax, includes a $118 million increase from limited partnerships and common stock to $320 million and a $115 million increase from fixed income securities and other investments to $2,177 million.
•P&C combined ratio of 94.9%, compared with 93.5% in the prior year, including 3.6 points of catastrophe loss impact compared with 2.6 points in the prior year. P&C underlying combined ratio was 91.5% compared with 90.9% in the prior year. P&C underlying loss ratio was 60.9% and the expense ratio was 30.2%.
•P&C segments, excluding third party captives, generated gross written premium growth of 8% and net written premium growth of 8%. P&C renewal premium change of +5%, with written rate of +4% and exposure change of 1%.
Stockholders' Equity
•Book value per share of $38.82; book value per share excluding AOCI of $46.16, an 8% increase from year-end 2023 adjusting for $3.76 of dividends per share paid.
•Increased quarterly cash dividend 5% to $0.46 per share; special dividend of $2.00 per share.

CHICAGO, February 10, 2025 --- CNA Financial Corporation (NYSE: CNA) today announced fourth quarter 2024 net income of $21 million, or $0.07 per share, versus $367 million, or $1.35 per share, in the prior year quarter. Net income for the current quarter includes a $290 million after-tax loss from the previously announced pension settlement transaction. Net investment losses for the quarter were $31 million compared to net investment gains of $5 million in the prior year quarter. Core income for the quarter was $342 million, or $1.25 per share, versus $362 million, or $1.33 per share, in the prior year quarter.
Our Property & Casualty segments produced core income of $451 million for the fourth quarter of 2024, an increase of $17 million compared to the prior year quarter resulting from higher investment income and higher underlying underwriting income partially offset by higher catastrophe losses and an unfavorable impact from changes in foreign currency exchange rates. P&C segments, excluding third party captives, generated gross written premium growth of 9% and net written premium growth of 10%, due to new business growth of 8%, retention of 86% and renewal premium change of +4%.
Our Life & Group segment produced a core loss of $18 million for the fourth quarter of 2024 versus core income of $4 million in the prior year quarter. Our Corporate & Other segment produced a core loss of $91 million for the fourth quarter of 2024 versus $76 million in the prior year quarter.
Net income for the full year 2024 was $959 million, or $3.52 per share, versus $1,205 million, or $4.43 per share, in the prior year. Net income for the current year includes a $293 million after-tax loss from pension settlement transactions. Net investment losses for the full year were $64 million compared to $79 million in the prior year. Core income for the full year 2024 was $1,316 million, or $4.83 per share, versus $1,284 million, or $4.71 per share, in the prior year.
Our Property & Casualty segments produced core income of $1,549 million for the full year 2024, an increase of $44 million compared to the prior year primarily attributed to higher investment income and higher underlying underwriting income partially offset by higher catastrophe losses. P&C segments, excluding third party captives, generated gross written premium and net written premium growth of 8%, due to new business growth of 9% and written rate of +4%.
Our Life & Group segment produced a core loss of $23 million for the full year 2024 versus $48 million in the prior year. Our Corporate & Other segment produced a core loss of $210 million for the full year 2024 versus $173 million in the prior year.
CNA Financial declared a quarterly cash dividend of $0.46 per share and a special dividend of $2.00 per share, payable March 13, 2025 to stockholders of record on February 24, 2025.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions, except per share data)	2024	2023	2024	2023
Net income	$21	$367	$959	$1,205
Core income (a)	342	362	1,316	1,284

Net income per diluted share	$0.07	$1.35	$3.52	$4.43
Core income per diluted share	1.25	1.33	4.83	4.71

	December 31, 2024	December 31, 2023
Book value per share	$38.82	$36.52
Book value per share excluding AOCI	46.16	46.39
(a)Management utilizes the core income (loss) financial measure to monitor the Company's operations. Please refer herein to the Reconciliation of GAAP Measures to Non-GAAP Measures section of this press release for further discussion of this non-GAAP measure.

"In the fourth quarter we continued to produce excellent results with $342 million of core income leading to record core income of $1,316 million for the full year. We achieved record levels of underlying underwriting gain in the quarter and for the full year. Net investment income was up 5% for the quarter and 10% for the year.
The P&C all-in combined ratio was 93.1% in the quarter and included 1.8 points of catastrophe loss. The underlying combined ratio was 91.4%, which marks 16 consecutive quarters below 92%.
Gross written premium excluding captives grew 9% in the quarter and net written premium was up 10%, the strongest quarterly growth of the year. New business grew 8% in the quarter and 9% for the year to a record high of nearly $2.3 billion.
Rate continues to be an area of focus in the lines most impacted by social inflation. In those lines, there is a need for continued pricing discipline and our rate achievement continues to exceed our estimate of long-run loss cost trend. Retention was 86% and was strong in all segments.
We are extremely pleased with our results for the quarter and the year. Reflective of our consistent strategic execution, AM Best and Moody’s recently revised their outlooks on CNA’s financial strength and debt ratings from stable to positive. CNA is well positioned to capitalize on the market opportunities in 2025 and to continue to deliver sustained, profitable growth." said Douglas M. Worman, President & Chief Executive Officer of CNA Financial Corporation.

Property & Casualty Operations

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2024	2023	2024	2023
Gross written premiums ex. 3rd party captives	$3,230	$2,974	$12,194	$11,279
GWP ex. 3rd party captives change (% year over year)	9%		8%
Net written premiums	$2,752	$2,508	$10,176	$9,446
NWP change (% year over year)	10%		8%
Net earned premiums	$2,571	$2,368	$9,775	$9,030
NEP change (% year over year)	9%		8%
Underwriting gain	$178	$186	$496	$585
Net investment income	$400	$355	$1,490	$1,306
Core income	$451	$434	$1,549	$1,505

Loss ratio	62.8%	60.6%	64.3%	62.5%
Less: Effect of catastrophe impacts	1.8	1.0	3.6	2.6
Less: Effect of favorable development-related items	(0.1)	(0.3)	(0.2)	—
Underlying loss ratio	61.1%	59.9%	60.9%	59.9%

Expense ratio	30.0%	31.2%	30.2%	30.7%

Combined ratio	93.1%	92.1%	94.9%	93.5%
Underlying combined ratio	91.4%	91.4%	91.5%	90.9%
•The fourth quarter underlying combined ratio was consistent with the prior year quarter. The underlying loss ratio increased 1.2 points as compared with the prior year quarter as a result of increases in our Commercial and Specialty segments. The expense ratio improved 1.2 points as compared with the prior year quarter primarily attributed to net earned premium growth of 9%.
•The fourth quarter combined ratio increased 1.0 point as compared with the prior year quarter. Catastrophe losses were $45 million, or 1.8 points of the loss ratio in the quarter compared with $22 million, or 1.0 point of the loss ratio, for the prior year quarter. Favorable net prior period development improved the loss ratio by 0.1 points in the current quarter compared with 0.3 points of improvement in the prior year quarter.
•In the fourth quarter, P&C segments, excluding third party captives, generated gross written premium growth of 9% and net written premium growth of 10%.
•For the full year, the underlying combined ratio increased 0.6 points as compared with the prior year. The underlying loss ratio increased 1.0 point compared with the prior year due to increases in our Commercial and Specialty segments. The expense ratio improved 0.5 points primarily driven by net earned premium growth of 8%.
•For the full year, the combined ratio increased 1.4 points as compared with the prior year. Catastrophe losses were $358 million, or 3.6 points of the loss ratio for the full year compared with $236 million, or 2.6 points of the loss ratio, for the prior year.  Favorable net prior period development improved the loss ratio by 0.2 points in the current year compared with no impact on the loss ratio from net prior period development in the prior year.
•For the full year, P&C segments, excluding third party captives, generated gross written premium growth of 8% and net written premium growth of 8%.

Business Operating Highlights
Specialty

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2024	2023	2024	2023
Gross written premiums ex. 3rd party captives	$1,049	$1,004	$3,895	$3,800
GWP ex. 3rd party captives change (% year over year)	4%		3%
Net written premiums	$934	$891	$3,445	$3,329
NWP change (% year over year)	5%		3%
Net earned premiums	$868	$869	$3,361	$3,307
NEP change (% year over year)	—%		2%

Underwriting gain	$54	$80	$249	$317

Loss ratio	60.1%	58.0%	59.5%	58.2%
Less: Effect of catastrophe impacts	—	—	—	—
Less: Effect of favorable development-related items	—	(0.6)	(0.3)	(0.3)
Underlying loss ratio	60.1%	58.6%	59.8%	58.5%

Expense ratio	33.4%	32.5%	32.8%	32.0%

Combined ratio	93.8%	90.8%	92.6%	90.4%
Underlying combined ratio	93.8%	91.4%	92.9%	90.7%
•The fourth quarter underlying combined ratio increased 2.4 points as compared with the prior year quarter. The underlying loss ratio increased 1.5 points as compared with the prior year quarter primarily resulting from continued pricing pressure in management liability lines. The expense ratio increased 0.9 points as compared with the prior year quarter driven by lower net earned premiums.
•The fourth quarter combined ratio increased 3.0 points as compared with the prior year quarter. There was no net prior period development in the current quarter compared with 0.6 points of favorable development improving the loss ratio in the prior year quarter.
•In the fourth quarter, gross written premiums, excluding third party captives, grew 4% and net written premiums grew 5%.
•For the full year, the underlying combined ratio increased 2.2 points as compared with the prior year. The underlying loss ratio increased 1.3 points as compared with the prior year primarily due to continued pricing pressure in management liability lines. The expense ratio increased 0.8 points driven by lower net earned premium growth.
•For the full year, the combined ratio increased 2.2 points as compared with the prior year. Favorable net prior period development improved the loss ratio by 0.3 points in both the current and prior year.
•For the full year, gross written premiums, excluding third party captives, and net written premiums both grew 3%.

Commercial

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2024	2023	2024	2023
Gross written premiums ex. 3rd party captives	$1,794	$1,610	$6,816	$5,994
GWP ex. 3rd party captives change (% year over year)	11%		14%
Net written premiums	$1,452	$1,292	$5,469	$4,880
NWP change (% year over year)	12%		12%
Net earned premiums	$1,384	$1,211	$5,158	$4,547
NEP change (% year over year)	14%		13%

Underwriting gain	$106	$86	$171	$182

Loss ratio	64.8%	62.8%	68.3%	65.9%
Less: Effect of catastrophe impacts	2.3	1.4	6.2	4.5
Less: Effect of favorable development-related items	—	(0.1)	(0.1)	(0.1)
Underlying loss ratio	62.5%	61.5%	62.2%	61.5%

Expense ratio	27.0%	29.8%	27.9%	29.6%

Combined ratio	92.3%	92.9%	96.7%	96.0%
Underlying combined ratio	90.0%	91.6%	90.6%	91.6%
•The fourth quarter underlying combined ratio improved 1.6 points as compared with the prior year quarter, and is the lowest quarter on record. The expense ratio improved 2.8 points, and is the lowest quarter on record, primarily resulting from net earned premium growth of 14%. The underlying loss ratio increased 1.0 point compared with the prior year quarter driven by the continuation of elevated loss cost trends in commercial auto and mix of business.
•The fourth quarter combined ratio improved 0.6 points as compared with the prior year quarter. Catastrophe losses were $33 million, or 2.3 points of the loss ratio in the quarter compared with $17 million, or 1.4 points of the loss ratio, for the prior year quarter. There was no net prior period development in the current quarter compared with 0.1 points of favorable development improving the loss ratio in the prior year quarter.
•In the fourth quarter, gross written premiums, excluding third party captives, grew 11% and net written premiums grew 12%.
•For the full year, the underlying combined ratio improved 1.0 point as compared with the prior year quarter, and is the lowest full year on record. The expense ratio improved 1.7 points, and is the lowest full year on record, primarily due to net earned premium growth of 13%. The underlying loss ratio increased 0.7 points compared with the prior year driven by the continuation of elevated loss cost trends in commercial auto and mix of business.
•For the full year, the combined ratio increased 0.7 points as compared with the prior year. Catastrophe losses were $318 million, or 6.2 points of the loss ratio for the full year compared with $207 million, or 4.5 points of the loss ratio, for the prior year. Favorable net prior period development improved the loss ratio by 0.1 points in both the current and prior year.
•For the full year, gross written premiums, excluding third party captives, grew 14% and net written premiums grew 12%.

International

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2024	2023	2024	2023
Gross written premiums	$387	$360	$1,483	$1,485
GWP change (% year over year)	8%		—%
Net written premiums	$366	$325	$1,262	$1,237
NWP change (% year over year)	13%		2%
Net earned premiums	$319	$288	$1,256	$1,176
NEP change (% year over year)	11%		7%

Underwriting gain	$18	$20	$76	$86

Loss ratio	61.6%	58.9%	60.9%	61.4%
Less: Effect of catastrophe impacts	3.9	1.8	3.2	2.5
Less: Effect of (favorable) unfavorable development-related items	(0.4)	(0.6)	(0.4)	1.1
Underlying loss ratio	58.1%	57.7%	58.1%	57.8%

Expense ratio	33.2%	34.1%	33.1%	31.2%

Combined ratio	94.8%	93.0%	94.0%	92.6%
Underlying combined ratio	91.3%	91.8%	91.2%	89.0%
•The fourth quarter underlying combined ratio improved 0.5 points as compared with the prior year quarter. The expense ratio improved 0.9 points primarily attributed to net earned premium growth of 11% and lower acquisition costs. The underlying loss ratio increased 0.4 points as compared with the prior year quarter.
•The fourth quarter combined ratio increased 1.8 points as compared with the prior year quarter. Catastrophe losses were $12 million, or 3.9 points of the loss ratio in the quarter compared with $5 million, or 1.8 points of the loss ratio, for the prior year quarter. Favorable net prior period development improved the loss ratio by 0.4 points in the current quarter compared with 0.6 points of improvement in the prior year quarter.
•In the fourth quarter, excluding currency fluctuations, gross written premiums grew 6% and net written premiums grew 12%.
•For the full year, the underlying combined ratio increased 2.2 points as compared with the prior year. The expense ratio increased 1.9 points primarily due to a favorable reinsurance acquisition related catch-up adjustment recorded in the prior year. The underlying loss ratio increased 0.3 points as compared with the prior year.
•For the full year, the combined ratio increased 1.4 points as compared with the prior year. Catastrophe losses were $40 million, or 3.2 points of the loss ratio for the full year compared with $29 million, or 2.5 points of the loss ratio, for the prior year. Favorable net prior period development improved the loss ratio by 0.4 points in the current year compared with 1.1 points of unfavorable development increasing the loss ratio in the prior year.
•For the full year, excluding currency fluctuations, gross written premiums declined 1% and net written premiums grew 2%.

Life & Group

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2024	2023	2024	2023
Net earned premiums	$108	$111	$437	$451
Claims, benefits and expenses	366	349	1,429	1,436

Net investment income	$230	$237	$940	$896
Core (loss) income	$(18)	$4	$(23)	$(48)
Core results decreased $22 million for the fourth quarter of 2024 as compared with the prior year quarter primarily due to unfavorable morbidity experience and lower net investment income.
Core loss decreased $25 million for the full year as compared with the prior year primarily resulting from higher net investment income.
Corporate & Other

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2024	2023	2024	2023
Insurance claims and policyholders' benefits	$71	$50	$106	$82
Interest expense	32	33	133	126
Net investment income	14	19	67	62
Core loss	(91)	(76)	(210)	(173)
Core loss increased $15 million for the fourth quarter of 2024 as compared with the prior year quarter. The application of retroactive reinsurance accounting to additional cessions to the A&EP LPT in both periods resulted in after-tax non-economic charges of $35 million and $24 million in 2024 and 2023, respectively. The additional cessions in those periods were $103 million and $86 million, respectively. The current quarter also includes a $17 million after-tax charge related to unfavorable prior period development largely associated with legacy mass tort claims compared to a $12 million after-tax charge in the prior year quarter.
Core loss increased $37 million for the full year as compared with the prior year. The current year includes higher corporate expenses as a result of continued investments in technology and an unfavorable non-economic impact related to the A&EP LPT. The current year also includes a $62 million after-tax charge related to unfavorable prior period development largely associated with legacy mass tort claims compared with a $56 million after-tax charge in the prior year.
Net Investment Income

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
	2024	2023	2024	2023
Fixed income securities and other	$550	$533	$2,177	$2,062
Limited partnership and common stock investments	94	78	320	202
Net investment income	$644	$611	$2,497	$2,264
Net investment income increased $33 million for the fourth quarter of 2024 and $233 million for the full year driven by favorable limited partnership and common stock returns, as well as higher income from fixed income securities as a result of a larger invested asset base and favorable reinvestment rates.

Stockholders' Equity
Stockholders’ equity of $10.5 billion improved 6% from year-end 2023, primarily due to net income partially offset by dividends paid to stockholders.
Book value per share ex AOCI of $46.16 increased 8% from year-end 2023 adjusting for $3.76 of dividends per share.
As of December 31, 2024, statutory capital and surplus for the Combined Continental Casualty Companies was $11.2 billion.

About the Company
CNA is one of the largest U.S. commercial property and casualty insurance companies. Backed by more than 125 years of experience, CNA provides a broad range of standard and specialized insurance products and services for businesses and professionals in the U.S., Canada and Europe.  For more information, please visit CNA at www.cna.com.
Contacts

Media:	Analysts:
Kelly Messina | Vice President, Marketing	Ralitza K. Todorova | Vice President, Investor Relations & Rating Agencies
872-817-0350	312-822-3834
Earnings Remarks & Materials
A transcript of earnings remarks will be available on CNA's website at www.cna.com via the Investor Relations section. Remarks will include commentary from the Company's President and Chief Executive Officer, Douglas M. Worman, and Chief Financial Officer, Scott R. Lindquist. An earnings presentation and financial supplement information related to the results will also be posted and available on the CNA website.
Definition of Reported Segments
•Specialty provides management and professional liability and other coverages through property and casualty products and services using a network of brokers, independent agencies and managing general underwriters.
•Commercial works with a network of brokers and independent agents to market a broad range of property and casualty insurance products to all types of insureds targeting small business, construction, middle markets and other commercial customers.
•International underwrites property and casualty coverages on a global basis through a branch operation in Canada, a European business consisting of insurance companies based in the U.K and Luxembourg and Hardy, our Lloyd's Syndicate.
•Life & Group includes the individual and group run-off long-term care businesses as well as structured settlement obligations not funded by annuities related to certain property and casualty claimants.
•Corporate & Other primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business in run-off, including CNA Re, asbestos and environmental pollution (A&EP), a legacy portfolio of excess workers' compensation (EWC) policies and legacy mass tort reserves.
Financial Measures
Management utilizes the following metrics in their evaluation of the Property & Casualty Operations.
These ratios are calculated using financial results prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
•Loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums.
•Underlying loss ratio represents the loss ratio excluding catastrophe losses and development-related items.
•Expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums.
•Dividend ratio is the ratio of policyholders' dividends incurred to net earned premiums.
•Combined ratio is the sum of the loss ratio, the expense and the dividend ratio.
•Underlying combined ratio is the sum of the underlying loss, the expense ratio and the dividend ratio.
The underlying loss ratio and the underlying combined ratio are deemed to be non-GAAP financial measures, and management believes some investors may find these ratios useful to evaluate our underwriting performance since they remove the impact of catastrophe losses, which are unpredictable as to timing and amount, and development-related items as they are not indicative of our current year underwriting performance. The components to reconcile the combined ratio and loss ratio to the underlying combined ratio and underlying loss ratio for Property & Casualty, Specialty, Commercial and International segments are set forth on pages 3, 4, 5 and 6, respectively.
Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes.
Rate represents the average change in price on policies that renew excluding exposure change.
Exposure represents the measure of risk used in the pricing of the insurance product. The change in exposure represents the change in premium dollars on policies that renew as a result of the change in risk of the policy.
Retention represents the percentage of premium dollars renewed, excluding rate and exposure changes, in comparison to the expiring premium dollars from policies available to renew.

New business represents premiums from policies written with new customers and additional policies written with existing customers.
Gross written premiums ex. 3rd party captives represents gross written premiums excluding business which is ceded to third party captives, including business related to large warranty programs.
Development-related items represents net prior year loss reserve and premium development, and includes the effects of interest accretion and change in allowance for uncollectible reinsurance and deductible amounts.
Statutory capital and surplus represents the excess of an insurance company's admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices. Statutory capital and surplus as of the current period is preliminary.
The Company's investment portfolio is monitored by management through analysis of various factors including unrealized gains and losses on securities, portfolio duration and exposure to market and credit risk.
Reconciliation of GAAP Measures to Non-GAAP Measures
Management utilizes financial measures not in accordance with GAAP to monitor the Company's insurance operations and investment portfolio. The Company believes the presentation of these measures provides investors with a better understanding of the significant factors that comprise the Company's operating performance. Reconciliations of these measures to the most comparable GAAP measures follow below.
Reconciliation of Net Income (Loss) to Core Income (Loss)
Core income (loss) is calculated by excluding from net income (loss) the after-tax effects of net investment gains or losses and gains or losses resulting from pension settlement transactions. Net investment gains or losses are excluded from the calculation of core income (loss) because they are generally driven by economic factors that are not necessarily reflective of our primary operations. The calculation of core income (loss) excludes net investment gains or losses because net investment gains or losses are generally driven by economic factors that are not necessarily reflective of our primary operations. Management monitors core income (loss) for each business segment to assess segment performance. Presentation of consolidated core income (loss) is deemed to be a non-GAAP financial measure.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2024	2023	2024	2023
Net income	$21	$367	$959	$1,205
Less: Net investment (losses) gains	(31)	5	(64)	(79)
Less: Pension settlement transaction losses	(290)	—	(293)	—
Core income	$342	$362	$1,316	$1,284
Reconciliation of Net Income (Loss) per Diluted Share to Core Income (Loss) per Diluted Share
Core income (loss) per diluted share provides management and investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core income (loss). Core income (loss) per diluted share is core income (loss) on a per diluted share basis.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
	2024	2023	2024	2023
Net income per diluted share	$0.07	$1.35	$3.52	$4.43
Less: Net investment (losses) gains	(0.12)	0.02	(0.23)	(0.28)
Less: Pension settlement transaction losses	(1.06)	—	(1.08)	—
Core income per diluted share	$1.25	$1.33	$4.83	$4.71

Reconciliation of Net Income (Loss) to Underwriting Gain (Loss) and Underlying Underwriting Gain (Loss)
Underwriting gain (loss) is deemed to be a non-GAAP financial measure and is calculated pretax as net earned premiums less total insurance expenses, which includes insurance claims and policyholders' benefits, amortization of deferred acquisition costs and insurance related administrative expenses. Net income (loss) is the most directly comparable GAAP measure. Management believes some investors may find this measure useful to evaluate the profitability, before tax, derived from our underwriting activities which are managed separately from our investing activities.
Underlying underwriting gain (loss) is also deemed to be a non-GAAP financial measure, and represents pretax underwriting results excluding catastrophe losses and development-related items. Management believes some investors may find this measure useful to evaluate the profitability, before tax, derived from our underwriting activities, excluding the impact of catastrophe losses, which are unpredictable as to timing and amount, and development-related items as they are not indicative of our current year underwriting performance.

	Results for the Three Months Ended December 31, 2024
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$165	$222	$37	$424
Net investment losses (gains), after tax	12	16	(1)	27
Core income	$177	$238	$36	$451
Less:
Net investment income	165	199	36	400
Non-insurance warranty revenue (expense)	19	—	—	19
Other revenue (expense), including interest expense	(13)	(4)	(15)	(32)
Income tax expense on core income	(48)	(63)	(3)	(114)
Underwriting gain	54	106	18	178
Effect of catastrophe losses	—	33	12	45
Effect of favorable development-related items	—	—	(1)	(1)
Underlying underwriting gain	$54	$139	$29	$222

	Results for the Three Months Ended December 31, 2023
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$179	$204	$44	$427
Net investment losses (gains), after tax	3	5	(1)	7
Core income	$182	$209	$43	$434
Less:
Net investment income	151	175	29	355
Non-insurance warranty revenue (expense)	13	—	—	13
Other revenue (expense), including interest expense	(13)	4	6	(3)
Income tax expense on core income	(49)	(56)	(12)	(117)
Underwriting gain	80	86	20	186
Effect of catastrophe losses	—	17	5	22
Effect of favorable development-related items	(5)	—	(2)	(7)
Underlying underwriting gain	$75	$103	$23	$201

	Results for the Twelve Months Ended December 31, 2024
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$663	$658	$153	$1,474
Net investment losses, after tax	31	44	—	75
Core income	$694	$702	$153	$1,549
Less:
Net investment income	626	733	131	1,490
Non-insurance warranty revenue (expense)	62	—	—	62
Other revenue (expense), including interest expense	(53)	(14)	(10)	(77)
Income tax expense on core income	(190)	(188)	(44)	(422)
Underwriting gain	249	171	76	496
Effect of catastrophe losses	—	318	40	358
Effect of favorable development-related items	(8)	—	(6)	(14)
Underlying underwriting gain	$241	$489	$110	$840

	Results for the Twelve Months Ended December 31, 2023
	Specialty	Commercial	International	Property & Casualty
(In millions)
Net income	$666	$594	$147	$1,407
Net investment losses (gains), after tax	42	58	(2)	98
Core income	$708	$652	$145	$1,505
Less:
Net investment income	558	645	103	1,306
Non-insurance warranty revenue (expense)	80	—	—	80
Other revenue (expense), including interest expense	(52)	(1)	4	(49)
Income tax expense on core income	(195)	(174)	(48)	(417)
Underwriting gain	317	182	86	585
Effect of catastrophe losses	—	207	29	236
Effect of (favorable) unfavorable development-related items	(12)	(4)	13	(3)
Underlying underwriting gain	$305	$385	$128	$818

Reconciliation of Book Value per Share to Book Value per Share Excluding AOCI
Book value per share excluding AOCI allows management and investors to analyze the amount of the Company's net worth primarily attributable to the Company's business operations. The Company believes this measurement is useful as it reduces the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates.

	December 31, 2024	December 31, 2023
Book value per share	$38.82	$36.52
Less: Per share impact of AOCI	(7.34)	(9.87)
Book value per share excluding AOCI	$46.16	$46.39
Calculation of Return on Equity and Core Return on Equity
Core return on equity provides management and investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to its business operations.

	Results for the Three Months Ended December 31		Results for the Year Ended December 31
($ millions)	2024	2023	2024	2023
Annualized net income	$81	$1,468	$959	$1,205
Average stockholders' equity including AOCI (a)	10,635	9,228	10,203	9,220
Return on equity	0.8%	15.9%	9.4%	13.1%

Annualized core income	$1,366	$1,448	$1,316	$1,284
Average stockholders' equity excluding AOCI (a)	12,549	12,435	12,534	12,355
Core return on equity	10.9%	11.6%	10.5%	10.4%
(a)Average stockholders' equity is calculated using a simple average of the beginning and ending balances for the period.
For additional information, please refer to CNA's most recent 10-K on file with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
Forward-Looking Statements
This press release includes statements that relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA. For a detailed description of these risks and uncertainties, please refer to CNA’s filings with the Securities and Exchange Commission, available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
Any descriptions of coverage under CNA policies or programs in this press release are provided for convenience only and are not to be relied upon with respect to questions of coverage, exclusions or limitations. With regard to all such matters, the terms and provisions of relevant insurance policies are primary and controlling. In addition, please note that all coverages may not be available in all states.
“CNA" is a registered trademark of CNA Financial Corporation. Certain CNA Financial Corporation subsidiaries use the "CNA" trademark in connection with insurance underwriting and claims activities. Copyright © 2025 CNA. All rights reserved.

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